UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20459

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Definitive Information Statement

ADVANT-E CORPORATION

(Name of Registrant as Specified in its Charter)

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ADVANT-E CORPORATION

2434 Esquire Dr.

Beavercreek, Ohio 45431

(937) 429-4288

To Our Stockholders:

On November 5, 2012, the Board of Directors and the holders of a majority of our Common Stock have approved amendments to our Certificate of Incorporation to effect a reverse stock split of the Company’s $.001 par value common stock (“Common Stock”), at an exchange ratio of 1-for-10,000 shares of outstanding Common Stock, immediately followed by a forward stock split of the Company’s outstanding Common Stock, at an exchange ratio of 1,000-for-1 shares of outstanding Common Stock (the “Reverse/Forward Split”). Fractional shares will not be issued as a result of the reverse stock split. Holders of less than one share resulting from the reverse stock split will be cashed out at the rate of $0.27 per pre-split share. Fractional shares of Common Stock resulting from the forward stock split will be rounded up to the nearest whole share.

On November 5, 2012, these amendments were approved by holders of a majority of our Common Stock. The amendments to the Company’s Certificate of Incorporation are expected to be effective on or about                     , 2012. This Information Statement is being mailed to all stockholders of record as of the close of business on November 5, 2012.

This Information Statement is being sent to you for information only and you are not required to take any action.

By Order of the Board of Directors:

/s/ Jason Wadzinski

Jason Wadzinski

Chief Executive Officer and

Chairman of the Board of Directors

Beavercreek, Ohio

                    , 2012

ADVANT-E CORPORATION

2434 Esquire Dr.

Beavercreek, Ohio 45431

(937) 429-4288

INFORMATION STATEMENT

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

November [    ], 2012

Dear Stockholders:

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished to the holders of the outstanding and voting shares of stock of Advant-e Corporation, a Delaware corporation. The purpose of this Information Statement is to provide notice that the holders of a majority of the Company’s common stock, par value $.001 (the “ Common Stock “), have, by written consent, approved of the corporate actions described below.

Our Board of Directors (the “Board”) and the holders of a majority of our Common Stock have approved amendments to our Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock, at an exchange ratio of 1-for-10,000 shares of outstanding Common Stock, immediately followed by a forward stock split of the Company’s outstanding Common Stock, at an exchange ratio of 1,000-for-1 shares of outstanding Common Stock (the “Reverse/Forward Split”). Such amendments will not change the par value per share or the number of authorized shares of Common Stock. Fractional shares will not be issued as a result of the reverse stock split. Holders of less than one share resulting from the reverse stock split will be cashed out at the rate of $0.27 per pre-split share. Fractional shares of Common Stock resulting from the forward stock split will be rounded up to the nearest whole share.

The proposed Certificates of Amendment to the Company’s Certificate of Incorporation are attached as Annex A-1 and A-2 to this Information Statement. The Reverse/Forward Split will become effective upon the filing of the proposed Certificates of Amendment with the Office of the Secretary of State of the State of Delaware (20 calendar days following the date this Information Statement is first mailed to our stockholders).

Although the Reverse/Forward Split has been approved by the holders of the requisite majority of the shares of our Common Stock, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Split before it becomes effective if it determines that abandoning the Reverse/Forward Split is in the best interests of the Company or its stockholders.

The intended effect of the Reverse/Forward Split is to ensure that the number of record holders of our Common Stock (289 as of November 5, 2012) remains below 500 so that we will remain eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the Reverse/Forward Split has the intended effect, we will file to deregister our Common Stock with the SEC. We will in such case no longer be required to file periodic reports with the SEC, although stockholders will be entitled to access to certain Company information under Delaware law. The purpose of the Reverse/Forward Split is to provide small stockholders (holding fewer than 10,000 shares) with a liquidity event whereby their shares will be converted to cash at a 4.11% premium based on the average closing price for the 30 trading days prior to the public announcement of the Reverse/Forward Split on November 5, 2012 and a 7.9% premium based on the average closing price for the 90 trading days prior to such announcement

Under Delaware General Corporation Law and our bylaws, stockholder action may be taken by written consent without a meeting of stockholders and the Reverse/Forward Split may be approved by the written consent of the holders of a majority of our Common Stock. Accordingly, your approval is not required and is not being sought. You will not have dissenters’ rights.

Pursuant to Rule 14c-2 under the Exchange Act, the Reverse/Forward Split cannot become effective until twenty (20) days after the date this Information Statement has been filed with the SEC and has been mailed to the Company’s stockholders. We anticipate filing the amendments to the Company’s Certificate of Incorporation with the State of Delaware on the expiration of the 20-day period and that they will become effective on or after                     , 2012 (the “Effective Date”). The Company will pay all costs associated with the distribution of this Information Statement to our stockholders, including the costs of printing and mailing. This Information Statement will serve as notice required under Section 228(e) of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is dated                     , 2012 and is first being mailed to our stockholders on or about                     , 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF TERMS OF REVERSE/FORWARD SPLIT

This summary term sheet about the Reverse/Forward Split highlights selected information from the Information Statement and addresses the material terms of the Reverse/Forward Split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, this Information Statement.

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Our Board and our stockholders holding the requisite number of votes have authorized the Reverse/Forward Split. They approved a 1-for-10,000 Reverse Split of our Common Stock, immediately followed by a 1,000-for-1 Forward Split of our Common Stock.

•	Stockholders who own less than 10,000 pre-split shares of Common Stock on the Effective Date will be cashed out at a price of $0.27 per share.

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Stockholders who hold at least 10,000 pre-split shares of Common Stock on the Effective Date will not receive any cash payments. Your shares will be split on a 1-for-10,000 basis and then immediately split on a 1,000-for-1 basis. Any resulting fractional shares will be rounded up to the nearest whole share of Common Stock.

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The Reverse/Forward Split is part of the Company’s plan to terminate the registration of its Common Stock and suspend its reporting requirements under the Exchange Act. The Reverse/Forward Split is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because certain stockholders will be cashed out as a result of the Reverse Split. Accordingly, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Schedule 13E-3 is available on the SEC’s website at http://www.sec.gov or from the Company.

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The Board has determined that the Reverse/Forward Split is fair to and in the best interest of all of our unaffiliated stockholders, including the stockholders who will be cashed out and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse/Forward Split.

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Our Board established the cash consideration to be paid to redeem the fractional shares resulting from the Reverse Split in a good faith determination based upon fairness and other factors the Board deemed relevant, as described in more detail herein.

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The Company expects that by deregistration of its Common Stock it will eliminate the significant expense required to comply with Exchange Act reporting and estimates the annual savings to be approximately $108,000 in tangible expenses, in addition to significant other intangible expenses.

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The Reverse/Forward Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with deregistration of our Common Stock.

•	Stockholders will not be entitled to appraisal or dissenter’s rights as a result of the Reverse/Forward Split under Delaware law or our governance documents.

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We currently have the financial resources to complete the Reverse/Forward Split, the costs which we anticipate to be approximately $400,000, including a total of approximately $365,000 needed to cash out fractional shares resulting from the Reverse Split.

QUESTIONS AND ANSWERS ABOUT THE REVERSE/FORWARD STOCK SPLIT

The following questions and answers briefly address some commonly asked questions about the Reverse/Forward Split that are not addressed in the “Summary of Terms of Reverse/Forward Split.” They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement.

Q:    What are some of the advantages of the Reverse/Forward Split?

A:    Our Board believes that the Reverse/Forward Split will have, among others, the following advantages:

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We will terminate the registration of our Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a public company, with tangible estimated cost savings of $108,000 annually.

•	We will be able to achieve the overhead reduction associated with the Reverse/Forward Split without negatively affecting our business operations.

•	We will no longer be required to provide competitive information in our public filings.

Q:    What are some of the disadvantages of the Reverse/Forward Split?

A:    Our Board believes that the Reverse/Forward Split will have, among others, the following disadvantages:

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Stockholders owning fewer than 10,000 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be stockholders of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our value. Stockholders who want to continue to be stockholders in the company can purchase additional shares while the Company is still quoted on the OTCQB in order to have at least 10,000 shares so that they will be unaffected by the Reverse Split, or they can purchase shares after the Reverse Split prior to us filing to become a non-reporting entity whereby there will be no guarantee that our shares will be quoted on the Pink Sheets.

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Stockholders holding our Common Stock following the Reverse/Forward Split and subsequent filing to become a non-reporting entity may no longer have the information that is currently provided in our filings with the SEC pursuant to the Exchange Act and the Sarbanes-Oxley Act of 2002 regarding such matters as our business operations and developments, legal proceedings involving the Company, our financial results, the compensation of our directors and executive officers, and Company securities held by our directors, officers and major stockholders.

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Our stockholders will no longer have the protections provided by the liability provisions of the Exchange Act and the Sarbanes-Oxley Act of 2002 applicable to the Company and our directors, officers and major stockholders, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13.

Q:    What are some of the factors that the Board considered in approving the Reverse/Forward Split?

A:    The Board considered several factors in approving the Reverse/Forward Split, including the following:

•	The Board’s discussions and conclusions about the fairness of the price of $0.27 per pre-split share to be paid following the Reverse Split to our stockholders owning fewer than 10,000 shares.

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The fact that a large number of our stockholders hold a small percentage of our outstanding Common Stock (approximately 232 of our stockholders of record hold fewer than 10,000 shares of our outstanding Common Stock).

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The decision to cash-out these stockholders could provide them with an opportunity to receive cash for their holdings without having to pay brokers fees to sell the shares at a stock price that may not exceed the amount of the brokerage fees they would be required to pay.

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The size of the Reverse/Forward Split and the fact that a relatively small percentage of our outstanding Common Stock will be cashed out (approximately 1,350,000 shares out of 66,722,590 issued and outstanding shares).

•	The projected tangible and intangible cost savings to us by terminating registration of our Common Stock.

Q:    What are the interests of directors and executive officers of the Company in the Reverse/Forward Split?

A:    Jason Wadzinski serves as our Chief Executive Officer and Chairman of the Board. As a result of the Reverse/Forward Split, we believe that Jason Wadzinski will increase his ownership of our Common Stock from approximately 54.8% to 56% In addition, following the Reverse/Forward Split each of our current directors and executive officers will continue to serve as directors and executive officers of the Company.

Q:    What is the total cost of the Reverse/Forward Split to the Company?

A:    We estimate that we will pay up to approximately $365,000 to cash out fractional shares. In addition, we anticipate incurring approximately $35,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Reverse/Forward Split.

SPECIAL FACTORS

Structure of the Reverse/Forward Split

On November 5, 2012, our entire Board and the holders of a majority of our outstanding shares of Common Stock approved by written consent in lieu of a meeting the Reverse/Forward Split and certain amendments to the Company’s Certificate of Incorporation required in order to effectuate the Reverse/Forward Split. Copies of the Certificates of Amendment to the Certificate of Incorporation are attached as Annex A-1 and A-2.

The Company has only one class of securities entitled to vote on the Reverse/Forward Split. Each share of Common Stock has the right to one vote. As of November 5, 2012 (the “Record Date”), there were 66,722,590 shares of Common Stock issued and outstanding. The Reverse/Forward Split was approved by the written consent of the holders of 41,369,260 shares or 62% of the issued and outstanding shares of Common Stock entitled to vote on the Record Date.

The Reverse/Forward Split is comprised of a reverse stock split (the “Reverse Split”) pursuant to which each 10,000 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split

(the “Forward Split”), pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 1,000 shares of Common Stock. Any fractional share resulting from the Reverse Split will be cashed out in an amount equal to $0.27 per share. Any fractional share (less than one share) resulting from the Forward Split will be rounded up to the next whole share of Common Stock.

The Reverse/Forward Split can be illustrated with the following examples:

A.	Stockholder A holds 9,000 shares of pre-split Common Stock. After the Effective Date, he will receive $2,430 in cash and will surrender his shares.

B.	Stockholder B holds 11,000 shares of pre-split Common Stock. After the Effective Date, he will hold 1,100 shares of Common Stock.

C.	Stockholder C holds 145,959 shares of pre-split Common Stock. After the Effective Date, he will hold 14,596 shares of Common Stock (after rounding up 14,595.9 to the next whole share).

We intend for the Reverse/Forward Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees.

As soon as practicable after the Effective Date, we will send all stockholders with stock certificates representing rights to receive cash payments in lieu of fractional shares a letter of transmittal to be used to transmit their Common Stock certificates to Securities Transfer Corporation, Frisco, TX 75034 (the “Exchange Agent”). Such stockholders will receive a cash payment in the amount of $0.27 per pre-split share. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder’s fractional shares. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Reverse/Forward Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Stockholders who hold shares in a book-entry account are not required to take any action to receive a cash payment.

Stockholders who hold shares that are not cashed out as a result of the Reverse/Forward Split will be required to exchange their certificates representing pre-split shares for new certificates that will bear a new CUSIP number. The Exchange Agent will furnish stockholders with the necessary instructions for surrendering their pre-split stock certificates.

The Reverse/Forward Split will take place on the Effective Date without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock that each stockholder is entitled to receive as a result of the Reverse/Forward Split. New Common Stock certificates will be issued after the Effective Date when pre-split certificates have been returned to the Exchange Agent.

Although the Reverse/Forward Split has been approved by the holders of the requisite majority of the shares of our Common Stock, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Split prior to the proposed Effective Date if it determines that abandonment is in the best interests of the Company or the stockholders. Factors that may lead the Board to abandon the Reverse/Forward Split may include, among other things, increased transaction costs to consummate the transaction, changes in the current economic environment, and an adverse response from the markets in which the Company operates or adverse responses from our stockholders. If such a determination to abandon the Reverse/Forward Split is made by the Board, our stockholders would be notified through the filing of a Current Report with the SEC on Form 8-K.

The Reverse/Forward Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse/Forward Split.

Dissenter’s and Appraisal Rights

The Delaware General Corporation Law does not provide for dissenter’s rights or appraisal rights for the Reverse/Forward Split.

Background

The Board has determined that the Reverse/Forward Split is fair to and in the best interest of all of our stockholders, including those stockholders owning shares being cashed out pursuant to the Reverse/Forward Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse/Forward Split.

The Reverse/Forward Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations to file periodic reports with the SEC and we intend to cease public registration. Once we cease public registration, we will not be required to provide our stockholders with periodic or other reports regarding the Company, although we intend to provide certain information to our stockholders on an annual basis.

We estimate that we will pay approximately $365,000 to cash out fractional shares. In addition, we anticipate incurring approximately $35,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Reverse/Forward Split. The Company has sufficient cash on hand to cover the cost of cashing out fractional shares and the related fees and costs of implementing the Reverse/Forward Split and this Information Statement. The estimated costs consist of the following, although actual costs may vary:

Legal	$20,000
Printing	$6,000
Mailing	$4,000
Administrative	$5,000

On November 2, 2012, the last trading day prior to the announcement of the Reverse/Forward Split, our Common Stock’s closing price per share was $0.25 on trading volume of zero shares. Previous to this date, our average closing price for the 60 days prior to November 2, 2012 was approximately $0.257 per share. On                     , 2012, the last practicable trading day prior to the date this Information Statement was mailed to stockholders, our Common Stock’s closing price was $                    .

Reasons for the Reverse/Forward Split

The primary purpose of the Reverse/Forward Split is to ensure that the number of record holders of our Common Stock (289 as of November 5, 2012) remains below 500 so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse/Forward Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act. For some time, the Board has expressed concern about the expense of continuing to comply with the periodic reporting requirements of the Exchange Act given the extremely low trading volume of shares of our Common Stock on the OTCQB. The Board therefore decided to consider whether it should remain a reporting company. The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost, including the cost and tangible and intangible burdens associated with compliance with the Sarbanes-Oxley Act of 2002. The Board also considered the benefits of no longer publicly disclosing certain competitive business information.

The Board believes that the significant costs are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock’s extremely limited trading volume, stock price and public float have all but eliminated our ability to use our Common Stock as acquisition currency or to attract and retain employees.

Our Common Stock’s limited trading volume and public float have also hindered our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers or financial analysts who might report on our activity to the investment community. Because the Common Stock has been thinly traded, attempting the trade of a large block of shares, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.

The overall executive time expended on the preparation and review of our public filings are more likely to continue to increase rather than decrease. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Split is effected and we cease filing periodic reports with the SEC, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders. The Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with periodic reporting to the SEC by consummating the Reverse/Forward Split at this time rather than continue to subject the Company to these burdens.

Strategic Alternatives Considered

While considering the merits of the Reverse/Forward Split, the Board evaluated a number of strategic alternatives. In evaluating the risks and benefits of each strategic alternative, the Board determined that the Reverse/Forward Split would be the simplest and most cost-effective approach to achieve the purposes described above. The Board considered the following alternatives:

•	Self-tender offer. The Board considered a self-tender offer considerably more costly than the Reverse/Forward Split and as a result rejected this alternative.

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Purchase of shares in the open market. The Board approved a stock repurchase program on November 5, 2012, but believes that it is unlikely that open market purchases will achieve the intended result of the Reverse/Forward Split of ensuring that the number of our record stockholders remains below 500. Due to the high transaction costs and low share prices of our Common Stock, the Board believed it unlikely that stockholders holding fewer than 10,000 shares of Common Stock will sell their shares in the open market.

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Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being public and other benefits enumerated elsewhere in this Information Statement, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Fairness of the Reverse/Forward Split to Stockholders

The Board did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the consideration for fractional interests in the Reverse/Forward Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board concluded that the expense of these procedures was not reasonable in relation to the size of the transaction contemplated and concluded that the Board could adequately establish the fairness of the Reverse/Forward Split without such outside persons.

The Board did not create a Special Committee of the Board to approve the Reverse/Forward Split. Creating a Special Committee by hiring new directors and retaining independent counsel for such a committee would significantly increase the cost of the Reverse/Forward Split.

The Board determined that the Reverse/Forward Split, including the proposed cash payment of $0.27 per pre-split share to stockholders whose shares will be cashed out, is substantively fair, from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing stockholders of the Company.

With respect to the stockholders whose shares would be cashed out, the Board relied upon, among other things, the determination of the range of fair values per pre-split share. The Board determined that $0.27 per pre-split share would a fair based on historical trading ranges.

The Board determined that certain additional factors supported the fairness of the Reverse/Forward Split to those unaffiliated stockholders whose shares will be cashed out, including the fact that they will not pay the brokerage commissions they would have paid if they attempted to sell their shares in the open market. The proposed transaction price of $0.27 per pre-split share of Common Stock compares favorably to average closing price of the stock for the previous 30, 60, and 90 trading days prior to the announcement of the Reverse/Forward Split as well as the average closing price since January 3, 2011, the first trading day of 2011.

Furthermore, the Board considered that, with extremely limited liquidity in the public market for our Common Stock, only a small portion of our stockholders would have been able to attain the historical closing prices before the stock price decreased measurably. The proposed transaction price of $0.27 per pre-split share does not include any discount for the lack of liquidity of our Common Stock or for the minority status of the shares of our Common Stock owned by unaffiliated stockholders.

The following table sets forth historical trading volume averages and average closing prices for the associated number of trading days prior to the date of the announced Reverse/Forward Split:

Number of Trading Days	Average Daily Volume	Average Closing Price
30	16,847	$0.255
60	19,860	$0.257
90	18,941	$0.249
180	16,451	$0.249

Since January 3, 2011 (426 trading days), the average daily trading volume has been 18,987 shares with an average closing price of $0.243. The cash payment of $0.27 per pre-split share to stockholders whose shares will be cashed out represents a premium of 11% over the average closing price since January 3, 2011.

With respect to the fairness of the Reverse/Forward Split to the stockholders whose stock would not be cashed out in the Reverse/Forward Split, the Board also relied on the fact that the amount being paid to stockholders whose stock would be cashed out was not in excess of the value determined to be the fair value of such stock. In addition, the Board noted that voting control of 56% of the shares held by stockholders who would remain stockholders after the Reverse/Forward Split was held by a member of the Board so that the interests of such holders were aligned with the interests of the Board member.

The Board determined that current and historical market prices of its Common Stock were the best measures of the fairness of the cash out price for fractional shares in the Reverse/Forward Split to unaffiliated stockholders because recent and historical prices provide some insight into how the market has historically valued our Common Stock. The Board did not consider net book value or going concern value as appropriate measures of the cash out price for fractional shares. It also did not consider liquidation value as an appropriate measure in that the Company has no present intent to liquidate and only a small fraction of existing stockholders will be eliminated as equity holders as a result of the Reverse/Forward Split. In stock repurchase transactions from November 8, 2012 through November 27, 2012, the Company paid $463,023 for 1.745 million shares of Common Stock purchased on the open market, at an average per share price of $0.265. Such prices are consistent with the cash out price of $0.27 in the Reverse/Forward Split. The Company had no other stock repurchases since September 2009.

Procedural Fairness of the Reverse/Forward Split

The Board determined that the Reverse/Forward Split is procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Reverse/Forward Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company. In reaching this conclusion, the Board noted that the ability of unaffiliated stockholders to decide whether or not to remain stockholders following the Reverse/Forward Split by buying or selling shares of Common Stock in the open market, if permissible at prices acceptable to such stockholders, afforded protection to those stockholders who would not be continuing stockholders of the Company. Specifically, the Board noted that current holders of fewer than 10,000 shares can remain stockholders of the Company by acquiring additional shares, if available at prices they are willing to pay, so that they own at least 10,000 shares immediately before the Reverse/Forward Split. Conversely, stockholders that own 10,000 or more shares and desire to liquidate their shares in connection with the Reverse/Forward Split can sell or otherwise reduce their record or street name holdings at a particular brokerage house to less than 10,000 shares prior to the Reverse/Forward Split. It should be noted that, because there has historically been very limited trading in the Company’s Common Stock, stockholders seeking to either increase or decrease their holdings prior to the Reverse/Forward Split may not be able to do so at a price they are willing to pay or accept.

In addition, the Board noted that voting control of 56% of the shares held by stockholders who would remain stockholders after the Reverse/Forward Split was held by the Company’s Chief Executive Officer and Chairman of the Board so that their interests are aligned.

In light of the Board’s determination that the interests of unaffiliated stockholders were protected by (i) the representation of stockholders who would remain stockholders after the Reverse/Forward Split on the Board, and (ii) the ability of unaffiliated stockholders to decide whether or not to remain stockholders following the Reverse/Forward Split by buying or selling shares of Common Stock in the open market, the Board did not create a Special Committee or retain independent counsel.

The Board determined not to condition the approval of the Reverse/Forward Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out because approximately 95.5% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse/Forward Split. The Reverse/Forward Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted.

The Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders because it would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under Delaware law.

The Board did not grant unaffiliated stockholders access to our corporate files, except as provided under Delaware law. The Board determined that this Information Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders.

The Board determined that the process leading up to the approval of the Reverse/Forward Split was procedurally fair to the stockholders because of the structural fairness of the Reverse/Forward Split and the safeguards that the Board did put into place.

Federal Income Tax Consequences of the Reverse/Forward Split

We have summarized below what we believe to be certain federal income tax consequences to the Company and its stockholders resulting from the Reverse/Forward Split. This summary is based on United States federal income tax law, existing as of the date of this Information Statement. Such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a United States citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code (the “Code”). You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Split will be treated as a tax-free “recapitalization” for federal income tax purposes. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse Split.

We believe that any stockholders who continue to hold Common Stock immediately after the Reverse/Forward Split, and who receive no cash as a result of the Reverse Split, should not recognize any gain or loss or dividend income as a result of the Reverse/Forward Split and will have the same adjusted tax basis and holding period in their Common Stock as they had in such stock immediately prior to the Reverse/Forward Split.

We believe that a stockholder who receives cash in the Reverse/Forward Split (i.e., a stockholder that would be entitled to fractional shares) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either: (a) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or (b) a cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares. Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividend received deduction subject to applicable limitations and other special rules.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific stockholder. Stockholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Reverse/Forward Split, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

Termination of Exchange Act Registration

Our Common Stock is currently registered under the Exchange Act and quoted on the OTCQB. We are permitted to terminate such registration if there are fewer than 500 record holders of outstanding shares of our Common Stock. As of November 5, 2012, we had approximately 289 record holders of our Common Stock. Upon the effectiveness of the Reverse/Forward Split, we expect to have approximately 75 record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act as promptly as possible after the Effective Date.

Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders under the Exchange Act. After deregistration of our shares, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to the Company and our stockholders.

We estimate that termination of registration of our Common Stock under the Exchange Act will save us an estimated $108,000 per year in legal, accounting, printing and other expenses, and will also enable our management to devote more time to our operations.

Effect of the Reverse/Forward Split on the Number of Authorized and Issued Shares

As of November 5, 2012, the Company had a total of 66,722,590 of its 100,000,000 authorized shares of Common Stock issued. The total number of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. The table below illustrates the estimated effect on the number of authorized shares available for issuance as a result of the Reverse/Forward Split.

	Shares Authorized	Shares Issued and Outstanding	Authorized Shares Available for Issuance
Before Reverse/Forward Split	100,000,000	66,722,590	33,277,410
After Reverse/Forward Split	100,000,000	6,537,037	93,462,963

Trading Market and Price

Our Common Stock is currently quoted on the OTCQB. The following is a schedule of the reported high and low closing prices per share for our Common Stock during the period from October 1, 2010 through September 30, 2012 (past two years), all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Quarter Ending	High	Low
December 31, 2010	$0.23	$0.17
March 31, 2011	0.25	0.21
June 30, 2011	0.26	0.21
September 30, 2011	0.27	0.22
December 31, 2011	0.25	0.20
March 31, 2012	0.28	0.22
June 30, 2012	0.26	0.22
September 30, 2012	0.28	0.22

Dividends Paid by the Company

The Company paid a dividend of $0.01 per share of Common Stock in July 2010, December 2010, June 2011 and December 2011.

Stock Purchases by the Company

During 2010 and 2011 and through November 5, 2012 the Company did not purchase any shares of its Common Stock on the open market.

Since November 5, 2012, the Company has purchased a total of 1,745,000 shares of Common Stock on the open market on the dates indicated, as follows:

Date	Amount of Shares	Average Price Per Share Per Day	Where and How
11/08/2012	210,000	$0.269	Open market purchase for cash
11/09/2012	75,000	0.268	Open market purchase for cash
11/12/2012	180,000	0.267	Open market purchase for cash
11/13/2012	180,000	0.264	Open market purchase for cash
11/14/2012	135,000	0.265	Open market purchase for cash
11/16/2012	685,000	0.264	Open market purchase for cash
11/20/2012	100,000	0.265	Open market purchase for cash
11/21/2012	100,000	0.265	Open market purchase for cash
11/23/2012	10,000	0.265	Open market purchase for cash
11/26/2012	35,000	0.265	Open market purchase for cash
11/27/2012	35,000	0.265	Open market purchase for cash

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of November 5, 2012, concerning beneficial ownership of Common Stock, our only class of equity securities currently outstanding, by (i) the only persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) all directors, (iii) all named executive officers and (iv) all directors and named executive officers as a group.

Name and Title	Common Shares	Percent of Class
Jason K. Wadzinski President/CEO/Chairman of the Board of Directors	36,585,080	54.8%

James E. Lesch CFO/Member of the Board of Directors	—	—

Carole Beroff Unaffiliated stockholder	4,784,180	7.2%

Financial Information

The following documents that we filed with the SEC, are incorporated by reference in this Information Statement: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, (ii) the Quarterly Report on Form 10Q for the fiscal quarter ended March 31, 2012, (iii) the Quarterly Report on Form 10Q for the fiscal quarter ended June 30, 2012, and (iv) the Quarterly Report on Form 10Q for the fiscal quarter ended September 30, 2012.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

Additional information about the Company is contained in its reports filed with the SEC, including those incorporated by reference above. These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of these reports may be obtained from the SEC’s EDGAR archives at http://www.sec.gov/index.htm.

By Order of the Board of Directors:

/s/ Jason Wadzinski

Jason Wadzinski

Chief Executive Officer and

Chairman of the Board of Directors

Beavercreek, Ohio

                    , 2012

ANNEX A-1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ADVANT-E CORPORATION

Advant-e Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following Amendment to the Certificate of Incorporation of said corporation:

SECOND: Immediately upon the effectiveness of this amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each ten thousand (10,000) shares of the Corporation’s common stock, par value $.001 per share, shall be converted into one (1) share of the Corporation’s common stock, par value $.001 per share, as constituted following the Effective Time.

THIRD: To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added at the end of ARTICLE FOURTH of the Certificate of Incorporation:

“Reverse Stock Split. Effective as of the effectiveness of the Amendment to this Certificate of Incorporation adding this paragraph at the end of ARTICLE FOURTH and without regard to any other provision of this Certificate of Incorporation, each ten thousand (10,000) shares of Common Stock, par value $.001 per share, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one (1) share of fully paid and nonassessable Common Stock, par value $.001 per share (the “Reverse Stock Split”), provided that no fractional shares shall be issued as a result of this Reverse Stock Split. In lieu thereof, the Corporation shall pay to each holder of any such fractional share an amount equal to $0.27 per share on a pre-split basis.”

FOURTH: In lieu of a meeting and vote of shareholders, holders of 62% of the shares eligible to vote have given written consent to said Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FIFTH, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Advant-e Corporation has caused this Certificate to be signed by Jason K. Wadzinski, its President, this          day of                     , 20    .

ADVANT-E CORPORATION

Jason K. Wadzinski

A-1

ANNEX A-2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ADVANT-E CORPORATION

Advant-e Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following Amendment to the Certificate of Incorporation of said corporation:

SECOND: Immediately upon the effectiveness of this amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each one (1) share of the Corporation’s common stock, par value $.001 per share, shall be converted into one thousand (1,000) shares of the Corporation’s common stock, par value $.001 per share, as constituted following the Effective Time, with any resulting fractional shares being rounded up to the next full share.

THIRD: To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added at the end of ARTICLE FOURTH of the Certificate of Incorporation:

“Forward Stock Split. Effective as of the effectiveness of the Amendment to this Certificate of Incorporation adding this paragraph at the end of ARTICLE FOURTH and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, par value $.001 per share, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one thousand (1,000) shares of fully paid and nonassessable Common Stock, par value $.001 per share (the “Forward Stock Split”), provided that no fractional shares shall be issued as a result of this Forward Stock Split. In lieu thereof, the Corporation shall round up any fractional share to the next whole share of Common Stock.”

FOURTH: In lieu of a meeting and vote of shareholders, holders of 62% of the shares eligible to vote have given written consent to said Amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FIFTH, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Advant-e Corporation has caused this Certificate to be signed by Jason K. Wadzinski, its President, this          day of                     , 20    .

ADVANT-E CORPORATION

Jason K. Wadzinski

A-2